Exhibit 99.8

DONATI FINANCIAL SERVICES, INC.

902 MAPLE AVENUE • DOWNERS GROVE, ILLINOIS 60515 • PHONE 630-963-9167 • FAX 630-963-6194

FRANK J. DONATI, CPA

fjdonati@aol.com

DORIS KUBIK DONATI, CPA

dkdonati53@aol.com

March 12, 2009

Mr. Duffield J. Seyller, III

Chairman

Harvard Savings Bank

58 North Ayer Street

Harvard, IL 60033

Dear Mr. Seyller:

This letter will confirm our understanding as to the services to be provided by Donati Financial Services, Inc. to Harvard Savings Bank.

It is our understanding that you wish our firm to participate in the preparation of the Registration Document for the public offering involving Harvard Savings Bank. Due to the nature of this assignment, we will not issue any reports involving this engagement, nor will we be responsible for the preparation of these documents in the Edgar format or their timely filing.

The management of Harvard Savings Bank has the responsibility for the financial statements, all representations contained therein and in the resultant Registration Statement. Management also has the responsibility for the adoption of sound accounting policies and the implementation of record keeping and internal controls to maintain the reliability of the financial statements and to provide reasonable assurance against the possibility of misstatements that are material to the financial statements. We will not be conducting an audit or an evaluation of your internal control system. Consequently, we make no representation as to the accuracy of the balances utilized in the above-mentioned project. We will accept these amounts and assumptions as true and correct for purposes of this assignment.

Harvard Savings Bank agrees that it will indemnify Donati Financial Services, Inc. with regard to any and all claims asserted against Donati Financial Services, Inc. by any person or entity as a result of the Company’s use or application of the work performed or materials provided under the engagement. Such indemnification shall include, but not be limited to any and all costs, expenses, reasonable legal fees and settlements, which relate to any such claims.

Our fees for this service will be $185.00 per hour spent on this engagement. In addition, out-of-pocket expenses will be billed for reimbursement. We will progress bill on a monthly basis for hours worked to date.

For your convenience in confirming these arrangements, we have enclosed two copies of this letter. Please sign and return one copy of this letter in the enclosed envelope.

Sincerely,
Donati Financial Services, Inc.

/s/ Frank J. Donati
Frank J. Donati President

The undersigned hereby agrees to the terms and conditions of the aforestated engagement.

Accepted:
Harvard Savings Bank

/s/ Donn Claussen
Authorized Signature
Title: EVP/CFO
Date: 3/17/09